Registration No. 333-________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
______________________

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
______________________

INTEGRYS ENERGY GROUP, INC. (Exact name of Registrant as specified in its charter)
Wisconsin (State or other jurisdiction of incorporation or organization)	39-1775292 (I.R.S. Employer Identification No.)
130 East Randolph Drive Chicago, Illinois 60601 (Address of principal executive offices)
Integrys Energy Group, Inc. Deferred Compensation Plan (Full title of the plan)

Larry L. Weyers
President and Chief Executive Officer
Integrys Energy Group, Inc.
130 East Randolph Drive
Chicago, Illinois  60601
800-699-1269
(Name and address, and telephone number, including area code, of agent for service)
Copy to: Russell E. Ryba Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202-5367 414-297-5668
CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $1.00 par value	700,000	$48.03	$33,621,000	$1,322

(1)
Pursuant to Rule 416 under the Securities Act of 1933, in the event of a stock split, stock dividend, or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares.

(2)
Estimated for purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based on the average of the low and high prices of the common stock as reported on the New York Stock Exchange on April 15, 2008.

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests of be offered or sold pursuant to the Integrys Energy Group, Inc. Deferred Compensation Plan described herein.

The Prospectus related to this Registration Statement is a combined Prospectus pursuant to Rule 429 and relates to Registration Nos. 333-63101, 333-71990, 333-71992 and 333-127889.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E TO FORM S-8

On August 26, 2005, Integrys Energy Group, Inc., a Wisconsin corporation then known as WPS Resources Corporation (the “Registrant”), and Wisconsin Public Service Corporation, a Wisconsin corporation and wholly owned subsidiary of the Registrant (“WPSC”), filed a Registration Statement on Form S-8 (File No. 333-127889) to register 448,000 shares of common stock of the Registrant, par value $1.00 per share (the “Common Stock”), issuable under the plan now known as the Integrys Energy Group, Inc. Deferred Compensation Plan, as amended (the “Deferred Plan”).  On October 22, 2001, the Registrant and WPSC filed a Registration Statement on Form S-8 (File No. 333-71990) to register 62,000 shares of Common Stock issuable under the Deferred Plan and $5,300,000 deferred compensation obligations.  On October 22, 2001, the Registrant also filed a Registration Statement on Form S-8 (File No. 333-71992) to register 30,000 shares of Common Stock issuable under the then WPS Resources Corporation Non-Employee Director Deferred Compensation and Deferred Stock Unit Plan, which plan was merged into the Deferred Plan, and $1,000,000 deferred compensation obligations.  Prior thereto with respect to the Deferred Plan, the Registrant and WPSC filed a Registration Statement on Form S-8 (File No. 333-63101) on September 9, 1998 to register 180,000 shares of Common Stock issuable under the Deferred Plan, $10,450,000 deferred compensation obligations and, pursuant to Rule 416(c) of the Securities Act of 1933, an indeterminate amount of interests in the Deferred Plan and a Registration Statement on Form S-8 (File No. 033-65167-01) on December 19, 1995 to register 30,000 shares of Common Stock issuable under the Deferred Plan, $5,890,000 deferred compensation obligations and an indeterminate amount of interests in the Deferred Plan.

In April and May 2007, the Board of Directors and the shareholders of the Registrant approved an amendment and restatement of the Deferred Plan, which, among other things, increased the number of shares of Common Stock available for future grants.  The purpose of this Registration Statement is to register 700,000 additional shares of Common Stock issuable under the Deferred Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s and WPSC’s Registration Statements on Form S-8 (Reg. Nos. 333-127889, 333-71990 and 333-63101), including the documents incorporated by reference therein, and the contents of the Registrant’s Registration Statement on Form S-8 (Reg. No. 333-71992), including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document or documents containing the information specified in Part I are not required to be filed with the Securities and Exchange Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 8.	EXHIBITS.

The following exhibits have been filed (except where otherwise indicated) as part of this Registration Statement:

Exhibit No.	Exhibit

4
Integrys Energy Group, Inc. Deferred Compensation Plan as amended and restated to date (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed February 28, 2008 [File No. 1-11337]).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5).
24	Powers of Attorney.

ITEM 9.	UNDERTAKINGS.

a.  The undersigned Registrant hereby undertakes:

(1)            to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)            to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(c)            to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)            that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)            to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)            that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(a)            Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)            That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(b)            Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(c)            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(d)            Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

b.  The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Green Bay, and State of Wisconsin, on this 17th day of April, 2008.

INTEGRYS ENERGY GROUP, INC.

By: /s/ Larry L. Weyers
Larry L. Weyers
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Name	Capacity

/s/ Larry L. Weyers Larry L. Weyers	President, Chief Executive Officer (principal executive officer) and Director*

/s/ Joseph P. O’Leary Joseph P. O’Leary	Senior Vice President and Chief Financial Officer (principal financial officer)*

/s/ Diane L. Ford Diane L. Ford	Vice President and Corporate Controller (principal accounting officer)*

* Each of the above signatures is affixed as of April 17, 2008.

Keith E. Bailey+	Director
Richard A. Bemis+	Director
James R. Boris+	Chairman of the Board and Director
William J. Brodsky+	Director
Albert J. Budney, Jr.+	Director
Pastora San Juan Cafferty+	Director
Ellen Carnahan+	Director
Robert C. Gallagher+	Director
Kathryn Hasselblad-Pascale+	Director
John W. Higgins+	Director
James L. Kemerling+	Director
Michael E. Lavin+	Director
John C. Meng +	Director
William F. Protz, Jr.+	Director
+By: /s/ Barth J. Wolf Barth J. Wolf Attorney-in-Fact*
* Each of the above signatures is affixed as of April 17, 2008.

EXHIBIT INDEX

Form S-8 Registration Statement for
Integrys Energy Group, Inc. Deferred Compensation Plan

Exhibit No.	Exhibit

4
Integrys Energy Group, Inc. Deferred Compensation Plan as amended and restated to date (incorporated by reference to Exhibit 10.14 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007, filed February 28, 2008 [File No. 1-11337]).

5	Opinion of Foley & Lardner LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of Foley & Lardner LLP (contained in Exhibit 5).
24	Powers of Attorney.